UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 2, 2015

ACUCELA INC.
(Exact name of registrant as specified in its charter)

Washington	000-5513	02-0592619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1301 Second Avenue, Suite 4200
Seattle, Washington 98101
(Address of principal executive offices, including zip code)
(206) 805-8300
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2015, the board of directors of Acucela Inc. (the "Company") appointed Roger Girard, age 71, as the Company’s new Chief Strategy Officer, effective September 1, 2015.

Mr. Girard brings over 40 years of business management experience to the Company, having built successful companies in multiple industries. He currently serves as an executive consultant for the Company and will continue in that role through August 31, 2015. In 2011, Mr. Girard co-founded Xecutive Advisory Partners LLC, a venture capital firm specializing in investments in university research-based startups where he is currently a board member. Mr. Girard in recent years has been involved in the founding and operation of several other companies, including instaCOVER Inc. in 2012, a cloud-based software platform in the capital equipment industry where he is currently a board member; Equipment Protection Association Inc. in 2013, a holding company for the insurance platform in the capital equipment industry where Mr. Girard serves as Chief Executive Officer; CareCap LLC in 2013, a company providing cloud-based merchant processing and payment management systems for doctor-financed care facilities where he serves as Chief Financial Officer; and Neuro-ID Inc. in 2015, a company that provides a scalable platform for the detection of suspicious behavior indicative of fraud and other online threats where Mr. Girard serves as a board member.

Mr. Girard has no family relationships with any current director, director nominee, or executive officer of the Company, and there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which Mr. Girard has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Mr. Girard was not appointed as the Company’s Chief Strategy Officer pursuant to any arrangement or understanding with any other person.

In connection with his appointment as the Company's Chief Strategy Officer, the Company's board of directors approved the award to Mr. Girard of 360,003 restricted stock units, which is equal to 1% of the currently outstanding shares of the Company's common stock on a fully-diluted basis pursuant to the terms of the Company's 2014 Equity Incentive Plan, as amended (the "2014 Plan") with a grant date of September 1, 2015. The restricted stock units awarded to Mr. Girard will vest 25% one year after the grant date and 75% on a monthly basis over the following three years, with the restricted stock units fully vested four years from the grant date, subject to full accelerated vesting upon the occurrence of both a Change in Control of the Company (as defined in his employment agreement discussed below) and termination of Mr. Girard’s employment with the Company within 12 months of the such Change in Control, either by the Company without Cause or by Mr. Girard for Good Reason (both as defined in Mr. Girard’s employment agreement).

Mr. Girard has executed an employment agreement with the Company, which provides he shall receive an annual base salary of $340,000, a one-time signing bonus of $25,000 payable at the time of his first regularly scheduled paycheck and an annual incentive bonus of up to 50% of Mr. Girard’s then current base salary based on Company performance against objective metrics to be determined annually by the Company’s Chief Executive Officer and/or the compensation committee of the Company’s board of directors. If Mr. Girard's employment is terminated for other than "Cause" or for "Good Reason" (each as defined in his employment agreement), he will be entitled to receive, subject to the execution of a release, continuing payments of severance pay at a rate equal to his annual base salary as in effect at the time of termination for a period of nine months from the date of such termination, plus up to nine months of the same level of health coverage and benefits as in effect on the day immediately preceding Mr. Girard’s termination date, and any unvested portion of restricted stock units held by Mr. Girard shall immediately vest as to that number of shares that would have vested had Mr. Girard remained a full-time employee with the Company through the nine month period following the termination date.

The preceding summary of the terms of the employment agreement for Roger Girard is qualified by reference to the terms of his actual employment agreement, a copy of which has been attached as Exhibit 10.01 to the this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events

On July 2, 2015, the Company issued a press release announcing the appointment of Roger Girard as Chief Strategy Officer, effective September 1, 2015. A copy of the press release dated July 2, 2015, is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Executive Employment Agreement between Roger Girard and Acucela Inc.
99.1	Press Release dated July 2, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUCELA INC.

	By:	/s/ John E. Gebhart
John E. Gebhart
Date: July 2, 2015		Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Executive Employment Agreement between Roger Girard and Acucela Inc.
99.1	Press Release dated July 2, 2015